Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the Masonite International Corporation 2021 Equity Incentive Plan of our reports dated February 25, 2021, with respect to the consolidated financial statements of Masonite International Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Masonite International Corporation and subsidiaries included in its Annual Report (Form 10-K) for the fiscal year ended January 3, 2021, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Tampa, Florida
May 20, 2021